Exhibit 99.1

Investor Relations contact:	Public Relations contact:
Stephanie Hillstrom	Nicole Fortenberry
Director, Investor Relations	Director, Public Relations
(415) 343-7640	(212) 895-8732
investor.relations@micromuse.com	nicole.fortenberry@micromuse.com

DECEMBER 30, 2003

Micromuse To Postpone Filing of Fiscal 2003 Form-10K

Company Inquiry into Historical Expense Recognition Practices Prompts Filing Delay;

Revised Outlook For Current Quarter

SAN FRANCISCO - Micromuse Inc. (Nasdaq: MUSE), the leading provider of business and service assurance software, announced today that the filing of its Fiscal Year 2003 Form 10-K, due on December 29, 2003, will be delayed pending completion of an internal inquiry primarily regarding the accounting for accrued expenses and expense recognition. The Company expects that this inquiry will lead to a restatement of historical financial statements including adjustments to previously published financial results for fiscal years ending September 30, 2000, 2001, 2002, and 2003. The Company expects that these adjustments will affect reported earnings in certain periods and is in the process of quantifying the impact on the Company’s historical financial statements. On a preliminary basis, the Company expects that these adjustments will result in a positive impact to earnings in certain periods and a negative impact in others. Based on current information to date, Micromuse expects that the anticipated adjustments will not have a material impact on the Company’s historically reported revenues during the restatement and adjustment period. The Company’s current cash and cash equivalents balances are not expected to be adjusted, and the Company remains debt-free.

The Audit Committee of the Micromuse Board of Directors is conducting the internal inquiry and has retained Clifford Chance US LLP as independent counsel. The inquiry has centered on discrete accounting entries and the sufficiency of support for certain of the Company’s accrual accounts and the proper accounting for accrued expense amounts. Clifford Chance US LLP retained forensic accountants from Deloitte & Touche LLP to assist independent counsel in conducting its inquiry into these issues.

Micromuse has notified the Securities and Exchange Commission and Nasdaq that the Company’s Form 10-K filing for fiscal year 2003 will be delayed while the internal inquiry and restatement process are completed. The Company’s management has begun to implement appropriate remedial actions, and the Audit Committee is also working with management and advisors to strengthen the Company’s financial controls.

Revised Outlook for Fiscal Q1 2004

Micromuse also provided revised revenue and earnings guidance for Q1 of fiscal 2004, based on information available as of December 29, 2003:

•	The Company now anticipates that fiscal Q1 revenue will be at the high end of or slightly exceed our previously issued revenue guidance of $34 to $35 million (see press release dated October 29, 2003).

•	During fiscal Q1, the Company now expects to incur approximately $2 million in previously unanticipated professional fees and expenses related to the accounting inquiry. Prior guidance on GAAP and pro forma net income per share should not be relied upon (see press release dated October 29, 2003).

Company Conference Call, Webcast, and Replay Information

Micromuse will host a conference call and simultaneous webcast on Tuesday, December 30, 2003 at 8:00 AM PT, 11:00 AM ET to discuss the contents of this press release. The live call will be available to the general public by dialing 888-428-4479 (domestic) or 612-326-1003 (international). A live webcast of the conference call will be available at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MUSE&script=1010&item_id=832811 or via a link from the Micromuse web site at http://www.micromuse.com/. From the web site home page, select the “Our Company” link and then select “Investor Relations” to access the live webcast.

A replay of this conference call will be available by dialing 800-475-6701 (domestic) or 320-365-3844 (international) and entering access code 715702. The replay will be available from Tuesday, December 30 at 4:15 PM ET until Tuesday, January 6 at 11:59 PM ET. The replay will also be available as an archived audio file at http://www.micromuse.com/. From the web site home page, select the “Our Company” link, the “Investor Relations” link, and the “Audio Archives” link to access the web-based replay.

About Micromuse

Micromuse Inc. (Nasdaq: MUSE) is the leading provider of service and business assurance software solutions. The Netcool® software suite provides organizations with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include AT&T, BT, Cable & Wireless, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GE Appliances, ITC^DeltaCom, J.P. Morgan Chase, T-Mobile and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: possible changes in the scope and nature of and uncertain time needed to complete the internal inquiry described above; the uncertain extent to which prior period financial information will need to be restated upon completion of the internal inquiry; whether or not the SEC will commence any inquiry and/or investigation into these or other matters affecting the company; the likely need to seek from Nasdaq a grace period for filing the Form 10-K in order to avoid delisting of the company’s common stock from the Nasdaq National Market; uncertainties that may be associated with any hearing or appeals that seek to avoid delisting for failure to timely file the Form 10-K; the results and effect of the company’s inquiry once completed, uncertainties relating to the time needed by the company’s independent auditors to complete the fiscal 2003 audit; uncertainty as to when the Form 10-K and the first quarter Form 10-Q will be filed; fluctuations in customer demand; the Company’s ability to manage its growth (including the ability to hire sufficient sales and technical personnel); the risks associated with the expansion of the Company’s distribution channels, the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future; as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site. The company disclaims any obligation or intention to update or revise any forward-looking statements.